       Ruvane Fund Management Corporation
       4 Benedek Road
        Princeton, New Jersey 08540

August 25, 2010

Cicely LaMothe
Branch Chief
Division of Corporation Finance
United States Securities and Exchange Commission
Washington, D.C.  20549

Re:	RFMC Tactical Advisors Fund, LP
Form 10-K for the year ended 12/31/2009
Filed on 3/31/2010
File No. 000-53529

Dear Ms. LaMothe:

Reference is made to the letter dated August 5, 2010 from Peter Schultz regarding RFMC Tactical Advisors Fund, LP.  In connection with the letter I hereby acknowledge that:

•           the company is responsible for the adequacy and accuracy of the disclosure in the filing;

•           staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•           the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

*  *  *  *

                         Sincerely,

                         Robert L. Lerner
                         President of Ruvane Fund Management Corporation